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Exhibit-21
Subsidiaries of the Registrant




                         SUBSIDIARIES OF THE REGISTRANT


Lung Rx, Inc., a Delaware Corporation

Unither Telemedicine Services Corp., a Delaware Corporation

Unither Pharamaceuticals, Inc., a Delaware Corporation

United Therapeutics Europe, Ltd., a United Kingdom Company